Exhibit 99.1

FOR IMMEDIATE RELEASE

IRONWOOD PHARMACEUTICALS PRICES

PUBLIC OFFERING OF COMMON STOCK

CAMBRIDGE, Mass., May 21, 2013 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) today announced the pricing of an underwritten public offering of 10,500,000 shares of its Class A common stock at a price of $13.00 per share to the public. All of the shares are being offered by Ironwood. The gross proceeds to Ironwood from this offering are expected to be approximately $136.5 million, before deducting underwriting discounts and commissions, and other estimated offering expenses payable by Ironwood. The offering is expected to close on May 24, 2013, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from this offering to support the commercial launch of LINZESS® (linaclotide) in the U.S. and to fund additional linaclotide development opportunities to strengthen the clinical profile of LINZESS and expand the product label into additional populations and indications, as well as advance other research and development programs in its pipeline, in addition to general business operations.

J.P. Morgan and BofA Merrill Lynch are acting as joint bookrunning managers and as representatives of the underwriters for the offering. Morgan Stanley is acting as bookrunning manager for the offering. Cowen and Company, Ladenburg Thalmann & Co. Inc. and Mizuho Securities are acting as co-managers for the offering. Ironwood has granted the underwriters a 30-day option to purchase up to an additional 1,575,000 shares in connection with the offering.

A preliminary prospectus supplement related to the offering has been filed with the Securities and Exchange Commission (SEC) and is available on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained from the offices of: J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 (telephone number: 866-803-9204) or from BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attention: Prospectus Department or by emailing dg.prospectus_requests@baml.com.

The securities described above are being offered by Ironwood pursuant to an automatically effective shelf registration statement that was previously filed with the SEC. The press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is committed to the art and science of making medicines, from discovery through commercialization. We’re focused on three goals: transforming knowledge into medicines that make a difference for patients, creating value that will inspire the continued support of our fellow shareholders, and building a team that passionately pursues excellence. Our first product, linaclotide, is approved in the United States and Europe. Our pipeline priorities include exploring further opportunities for linaclotide, leveraging our deep expertise in functional gastrointestinal disorders, and advancing programs in other areas such as allergic conditions, cardiovascular disease, central nervous system disorders and other conditions defined by patient symptoms. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. Connect with us at www.ironwoodpharma.com or on Twitter at www.twitter.com/ironwoodpharma to learn more about Ironwood. Information that may be important to investors will be routinely posted in both these locations.

This press release contains forward looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, statements relating to Ironwood’s expectations regarding the completion of the offering and use of proceeds. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to, those associated with market conditions and the satisfaction of customary closing conditions related to the offering. Applicable risks also include those that are included in Ironwood’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013, in addition to the risk factors that are included from time to time in Ironwood’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings, including the prospectus supplement related to the offering to be filed with the SEC. Ironwood undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after this press release. These forward-looking statements speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Lisa Buffington, 617-374-5103	Meredith Kaya, 617-374-5082
Vice President, Corporate Communications	Associate Director, Investor Relations
lbuffington@ironwoodpharma.com	mkaya@ironwoodpharma.com